Exhibit 99.1

News Release

Torchmark Corporation	• 2001 Third Avenue South	• Birmingham, Alabama 35233

Contact: Joyce Lane	972-569-3627	NYSE Symbol: TMK

TORCHMARK CORPORATION SETTLES LAWSUITS

Birmingham, Alabama, May 27, 2005–Torchmark Corporation (NYSE: TMK) announced today that it has finalized the settlement of outstanding litigation between the Torchmark companies and Waddell & Reed (Waddell), including actions in Alabama, California and Kansas. The settlement does not include one remaining case, a pending tax refund case Torchmark filed against Waddell. All the settled lawsuits will be dismissed with prejudice. Waddell previously announced that the settlement had been reached in principle, but had not been finalized at the time.

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life And Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. American Income Life is nationally recognized for providing individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com